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EXHIBIT 23 - CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Form S-8 registration statements (File No. 33-32956 and File No. 33-38898) of Digi International Inc. for its Stock Option Plan and Form S-3 registration statements (File No. 33-61180 and File No. 33-82262) of Digi International Inc. for the common shares issued as part of the Star Gate merger and for the common shares issued as part of the MiLAN Technologies acquisition of our reports dated November 15, 1995, on our audits of the consolidated financial statements and financial statement schedule of Digi International Inc. as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994 and 1993, which reports are included in or incorporated by reference in this Annual Report on Form 10-K.


                                   COOPERS & LYBRAND L.L.P.



Minneapolis, Minnesota
December 27, 1995